Exhibit 4(c)

                                                 [EXECUTION COPY]





                         AMENDMENT NO. 1


                                      January 17, 1997


The Prudential Insurance Company
  of America
Pruco Life Insurance Company
c/o Prudential Capital Group
2200 Ross Avenue, Suite 4200E
Dallas, Texas 75201

Ladies and Gentlemen:

             We refer to the Note Agreement dated as of October 24, 1995 (the "Agreement") among the undersigned, Brown Group, Inc. (the "Company") and you. Unless otherwise defined herein, the terms defined in the Agreement shall be used herein as therein defined.

             The Company has entered into a Credit Agreement dated as of January 9, 1997 with certain lenders named therein and Boatmen's National Bank of St. Louis, as Agent, and First Chicago Capital Markets, Inc., as Syndication Agent (the "Credit
Agreement"). Certain of the covenants contained in the Credit Agreement are more restrictive than the covenants contained in the Agreement. Pursuant to paragraph 11P of the Agreement, the Company has offered to amend the Agreement to incorporate such covenants. In addition, for ease of administration, the Company has requested that the holders of the Notes incorporate certain other covenants from the Credit Agreement. Finally, the Credit Agreement requires the Company to deliver guarantees from certain Subsidiaries of the Company. The holders of the Notes and the Lenders and the Agent under the Credit Agreement have entered into a Sharing Agreement. The Company and the Guarantors are entering into this Amendment to incorporate the Guarantee of the Guarantors into the Agreement. The Company and the holders of the Notes have agreed to amend the Agreement to accomplish these objectives. Accordingly, it is hereby agreed by you and us as follows:

        Section 1. Amendments to Agreement. The Agreement is, effective the date first above written, hereby amended as follows:

             Section 1.01. Paragraph 5.  Affirmative Covenants.
Paragraph 5 is amended by adding at the end thereof a new paragraph 5G to read as follows:

             "5G. Additional Credit Parties.

             (i) Domestic Subsidiaries. At any time any Person becomes a Domestic Subsidiary having assets in excess of $5,000,000, the Company will promptly notify the holders of the Notes thereof and cause such Domestic Subsidiary to become a Guarantor hereunder by (i) execution of a Joinder Agreement, and (ii) delivery of supporting resolutions, incumbency certificates, corporation formation and organizational documentation and opinions of counsel as the Required Holders may reasonably request.

             (ii) Foreign Subsidiaries. At any time any Person becomes a Foreign Subsidiary having assets in excess of $5,000,000, the Company will promptly notify the holders of the Notes thereof and cause delivery of supporting resolutions, incumbency certificates, corporation formation and organizational documentation and opinions of counsel as the Required Holders may reasonably request."

             Section 1.02. Paragraph 6.  Negative Covenants.
Paragraph 6 is amended in full to read as follows:

"6.     NEGATIVE COVENANTS.  So long as any Note shall remain unpaid, the Company covenants that:

        6A. Consolidated Leverage Ratio. The Company will not permit, at any time, the Consolidated Leverage Ratio to be greater than:

             From the Closing Date
               to April 30, 1999                     .55 to 1.0

             May 1, 1999 and
               thereafter                            .50 to 1.0

        6B. Consolidated Fixed Charge Coverage. The Company will not permit, as at the end of each of its fiscal quarters ending during the periods set forth below, the Consolidated Fixed Charge Coverage Ratio to be less than the ratio set forth below opposite each such period:

                  Period                                  Ratio

        January 9, 1997 to August 2, 1997                 1.30:1.0
        August 3, 1997 through and including
       August 1, 1998                                     1.35:1.0
        August 2, 1998 through and including
           July 31, 1999                                  1.40:1.0
        August  1, 1999 and thereafter                    1.45:1.0

        6C. Consolidated Tangible Net Worth. The Company will not permit, at any time and on any date of determination, Consolidated Tangible Net Worth less than the sum of (i) $177,000,000 plus (ii) an amount equal to 50% of the Consolidated Net Income (if positive), for each full fiscal quarter of the Company from and including the fiscal quarter beginning August 4, 1996 through and including the Company's fiscal quarter then most recently ended on or prior to such date of determination plus
(iii) an amount equal to 100% of the Net Proceeds from any Equity Transaction occurring after January 9, 1997.

        6D. Restricted Payments. The Company will not make or permit any Restricted Payment to occur, except that so long as no Default or Event of Default shall exist immediately prior to or after giving effect thereto, the Company may make Restricted Payments in an aggregate amount not to exceed the sum of

             (A)  $20,000,000 plus

             (B) an amount equal to 50% of cumulative Consolidated Net Income (but only to the extent positive) accrued quarterly from the beginning of the Company's fiscal quarter beginning August 4, 1996 as reduced by the cumulative amount of Restricted Payments made since August 4, 1996.

        6E. Indebtedness. The Company will not, and will not permit any of its Subsidiaries to create, incur or suffer to exist any Indebtedness, except:

             (i) Indebtedness arising or existing under this Agreement and the Notes;

             (ii) Indebtedness set forth in Schedule 6E, and renewals, refinancing and extensions thereof (and which in the case of the Indebtedness of the Company under the Credit Agreement shall not have a maturity prior to January 9, 2000 and shall be on terms and conditions consistent with those prevailing in the bank market at such time);

             (iii) Capitalized Lease Obligations and Indebtedness incurred, in each case, to provide all or a portion of the purchase price or costs of construction of an asset, provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset or, in the case of a sale/leaseback transaction, the fair market value of such asset, and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

             (iv) Indebtedness and obligations owing under Rate Hedging Obligations relating to the obligations under the Credit Agreement and under interest rate, commodities and foreign currency exchange protection agreements entered into in the ordinary course of business to manage existing or anticipated risks;

             (v) unsecured intercompany Indebtedness as permitted under paragraph 6G;

             (vi)  other unsecured Funded Debt of

                       (A) the Company to the extent that upon the
                  incurrence thereof no Default or Event of Default shall exist immediately prior to or after giving effect thereto on a Pro Forma Basis; and

                       (B) Subsidiaries of the Company which in the
                  aggregate does not exceed (I) $5,000,000 with respect to that credit facility extended by The First National Bank of Chicago in favor of Brown Group Dublin Limited, as amended, modified, supplemented, extended and replaced, and (II) $5,000,000, in all other cases;

             (vii) commercial letters of credit outside of the Credit Agreement supporting the importation of goods in the ordinary course of business not to exceed in the aggregate at any time outstanding $30,000,000 until September 15, 1997 and $10,000,000 thereafter; and

             (viii) Guaranty Obligations of Indebtedness permitted under clauses (i) through (vii) of this paragraph 6E provided that (a) the beneficiary of any Guaranty Obligation of a Subsidiary is a party to and bound by the Sharing Agreement or (b) such Guaranty Obligation is made by a Foreign Subsidiary and the beneficiary thereof is not a party to and bound by the Sharing Agreement ("Foreign non-Shared Obligation"), and the sum of (I) all such Foreign non-Shared Obligations plus (II) all Indebtedness permitted under paragraph 6E(iii) plus (III) all Indebtedness of the Company and its Subsidiaries secured by Liens permitted under paragraph 6F(vii) shall not at any time exceed an amount equal to 10% of Consolidated Tangible Net Worth.

        6F. Liens. The Company will not and will not permit any Subsidiary to create, assume or suffer to exist any Lien upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, or any income or profits therefrom (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5D), except

         (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books;

         (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

         (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

         (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or the Subsidiaries;

         (v) Liens granted in connection with sales by Foreign Subsidiaries, with recourse or with limited recourse, of accounts receivable in an amount not to exceed $10,000,000 in any year that are otherwise permitted under paragraph 6I;

         (vi) Liens on goods shipped under commercial letters of credit, provided such Liens do not secure in excess of an aggregate of $80,000,000 face amount of letters of credit at any time;

         (vii) Other statutory Liens or Liens created by operation of law incidental to the conduct of its business or the ownership of its property and assets which are not incurred in connection with the borrowing of money or the obtaining of advances or credit or guaranteeing the obligations of a Person (including landlord liens) and contractual landlord liens in jurisdictions that do not provide for statutory landlord liens, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business; and

         (viii) Other Liens securing Indebtedness of the Company or any Subsidiary provided that the sum of (a) all Indebtedness permitted under paragraph 6E(iii) plus (b) all Indebtedness of the Company and such Subsidiaries secured by such Liens plus (c) all Foreign non-Shared Obligations shall not at any time exceed an amount equal to 10% of Consolidated Tangible Net Worth.

     6G. Investments and Acquisitions. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or create any Subsidiary or become or remain a partner in any partnership or joint venture, or make any Acquisition of any Person, except:

          (i   Short-term obligations of, or fully guaranteed by,
          the United States of America;

          (ii Commercial paper rated A-l or better by Standard and Poor's Corporation or P-l or better by Moody's
     Investors Service, Inc.;

          (iii) Demand deposit accounts maintained in the ordinary course of business;

          (iv) Certificates of deposit issued by and time deposits (a) with Shanghai Commercial Bank in an aggregate amount not exceeding $10,000,000 and (b) with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000;

          (v) Investments in Domestic Credit Parties (including the creation of Subsidiaries);

          (vi) Investments in existence on January 9, 1997 and described in Schedule 6G hereto;

          (vii) Acquisitions of entities engaged in, or supporting, substantially the same lines of business as the Company and its Subsidiaries provided (a) if such acquisition is of the capital stock or equity interests of a Person, such Person shall (after giving effect to such acquisition of capital stock or equity interests) be a Subsidiary of the purchaser, (b) the Board of Directors of the company which is the subject of the Acquisition shall have approved the Acquisition, and (c) no Default or Event of Default would exist after giving effect to such Acquisition on a Pro Forma Basis;

          (viii) Loans, advances or accounts receivable on non-customary terms to independent retailers of the products of the Company or any Subsidiary not in excess of $15,000,000 in principal amount at any one time outstanding with no more than an aggregate amount of $5,000,000 in principal amount at any one time outstanding with any one retailer;

          (ix) promissory notes or deferred payment obligations received in connection with permitted asset sales;

          (x) securities received in connection with the reorganization of a debtor, and/or any of its subsidiaries;

          (xi) Investments by Foreign Subsidiaries in Foreign or
     Domestic Subsidiaries (including the creation of Subsidiaries); and

          (xii) Investments in Persons (including the creation of Subsidiaries) which are not otherwise permitted by the terms of this paragraph 6G provided (a) the aggregate outstanding amount of all such Investments shall not at any time exceed an amount equal to $30,000,000 minus the aggregate amount of the then outstanding Investments in unconsolidated Subsidiaries, and (b) the aggregate amount of all such Investments which are in different lines of business than those conducted by the Company and its Subsidiaries on January 9, 1997 shall not any time exceed $10,000,000.

     6H. Merger. The Company and any Subsidiary may merge into or consolidate with any of themselves or any other Person, may dissolve or liquidate into any of themselves or any other Person, or may sell or transfer any of their assets to any of themselves or any other Person, provided that (A) if the Company is a party to a merger or consolidation it shall be the surviving corporation, (B) if a Credit Party other than the Company is a party to a merger or consolidation it shall be the surviving corporation and if a Domestic Credit Party is a party to such a merger or consolidation it shall be the surviving corporation,
(C) if the Company is a party to a dissolution or liquidation, it shall receive the assets of the same and may not itself dissolve or liquidate, (D) if a Credit Party other than the Company is a party to a dissolution or liquidation it shall receive the assets of the same, (E) no sale or transfer of any assets of any Credit Party shall be made to any Person other than to another Credit Party except as and to the extent allowed under paragraph 6G below or as may be allowed elsewhere in this Agreement or except upon good consideration received, and (F) immediately after the completion of any merger, consolidation, dissolution, liquidation or sale or transfer of any assets as described above in this paragraph 6H, no Default or Event of Default shall have occurred and be continuing on a Pro Forma Basis.

     6I. Sale of Assets. The Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except:

          (i) Sales of inventory in the ordinary course of business.

     (ii) Leases, sales or other dispositions of its Property that, together with all other Property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this paragraph 6I during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Company and its Subsidiaries.

     6J. Affiliates. The Company will not, and will not permit any Credit Parties to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Company's or such Credit Party's business and upon fair and reasonable terms no less favorable to the Company or such Credit Party than the Company or such Credit Party would obtain in a comparable arms-length transaction.

     6K. Capital Expenditures. The Company will not permit Capital Expenditures (inclusive of acquisitions otherwise permitted under the terms of this Agreement) for the Company and its Subsidiaries as a group during any fiscal year to exceed the sum of (i) $25,000,000 plus (ii) the unused portion of permitted Capital Expenditures for the immediately preceding fiscal year (excluding amounts carried-over from prior years).

     6L. Investments and Loans. The Company will not permit any of its Subsidiaries to lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or otherwise make an Investment in, any Person except as permitted pursuant to paragraph 6G.

     6M. Fiscal Year. The Company will not change its fiscal year, nor will it permit any Subsidiary to change its financial reporting year.

     6N. Borrowing Base. The Company will not permit (i) the aggregate principal amount of the Bank Obligations under the Credit Agreement to exceed the Borrowing Base or the aggregate amount of LOC Obligations to exceed the LOC Committed Amount (as defined in the Credit Agreement) or (ii) the Borrowing Base to be less than $100,000,000."

    Section 1.03. Paragraph 7A. Acceleration. Paragraph 7A is amended:

     (I) by amending clauses (iv), (v) and (vi) in their entirety to read as follows:

     "(iv)     any representation or warranty made by any Credit
Party herein or by any Credit Party or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

     (v) the Company fails to perform or observe any agreement contained in paragraph 6 other than clause (ii) of paragraph 6N; or

     (vi) any Credit Party fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any Responsible Officer obtains knowledge thereof; or"

     (II) by adding at the end thereof new Events of Default (xv) through (xviii) to read as follows:

     "(xv) any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Company and its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion; or

     (xvi) the Company or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Company or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, has a substantial likelihood of having a Material Adverse Effect; or

     (xvii) the Company shall fail to pay any Rate Hedging Obligation with net liability in excess of $100,000 or the Company shall breach of any term, provision or condition contained in any agreement, device or arrangement giving rise to any Rate Hedging Obligation (taking into account any applicable grace periods and notice provisions); or

     (xviii) except as to a Guarantor which is dissolved, released or merged out of existence as permitted by the terms of this Agreement, the guaranty given by any Guarantor hereunder or any material provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty;"

     (III) by amending clause "(x)" of the proviso in the remedies paragraph at the end of paragraph 7A that begins with word "then" to read as follows:

     "such event is an Event of Default specified in any of clauses (i) to (vi), inclusive, or (xv) to (xviii), inclusive, in this paragraph 7A."

     Section 1.04. Paragraph 10B. Other Terms. Paragraph 10 is amended (I) by deleting the definitions of "Capital Expenditures", "Capitalized Lease Obligation", "Cash Flow Available for Fixed Charges", "Consolidated Capitalization", "Consolidated Net Earnings", "Consolidated Tangible Net Worth", "Current Assets", "Current Liabilities", "Extraordinary Cash Gains", "Extraordinary Non-Cash Losses", "Fixed Charges", "Foreign Working Capital", "Foreign Subsidiary of the Company", "Guarantee", "Indebtedness", "Interest Expense", "Long-Term Debt", "Non-Recourse Obligations", "Pre-tax Income", and "Subsidiary", and (II) by adding thereto the following definitions in alphabetical order:

     "'Acquisition' shall mean any transaction, or any series of related transactions, consummated on or after January 9, 1997 by which the Company or any of its Subsidiaries (i) acquires any going concern, business or all or substantially all of the assets of any firm, corporation or division thereof, or limited liability company, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

     'Additional Credit Party' shall mean each Person that becomes a Guarantor after January 9, 1997 by execution of a Joinder Agreement.

     'Attributed Principal Amount' shall mean, on any day, with respect to any Securitization Transaction entered into by the Company or any of its Subsidiaries, the aggregate amount (with respect to any such transaction, the "Invested Amount") paid to, or borrowed by, such Person as of such date under such Securitization Transaction, minus the aggregate amount received by the applicable Receivables Financier and applied to the reduction of the Invested Amount under such Securitization Transaction.

     'Bank Obligations' shall mean, collectively, the Revolving
Loans (as defined in the Credit Agreement) and the LOC Obligations (as defined in the Credit Agreement).

     'Borrowing Base' shall have the meaning specified in the Credit Agreement.

     'Capital Expenditures' shall mean all expenditures which in accordance with GAAP would be classified as capital expenditures.

     'Capitalized Lease' of a Person shall mean any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

     'Capitalized Lease Obligations' of a Person shall mean the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

     'Consolidated Adjusted EBITDAR' shall mean for any period for the Company and its Subsidiaries, the sum of Consolidated EBITDA plus rent expense, in each case on a consolidated basis determined in accordance with GAAP applied on a consistent basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive quarters ending as of the date of determination.

     'Consolidated Capitalization' shall mean, at any date of determination, the sum of (i) Consolidated Net Worth plus (ii)
Consolidated Funded Debt.

     'Consolidated EBITDA' shall mean for any period for the Company and its Subsidiaries, the sum of Consolidated Net Income plus Consolidated Interest Expense plus all provisions for any Federal, state or other domestic and foreign income taxes plus depreciation and amortization, in each case on a consolidated basis determined in accordance with GAAP applied on a consistent basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive quarters ending as of the date of determination.

     'Consolidated Fixed Charges' shall mean for any period for the Company and its Subsidiaries, the sum of Consolidated Interest Expense plus rent expense, in each case on a consolidated basis determined in accordance with GAAP applied on a consistent basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive quarters ending as of the date of determination.

     'Consolidated Fixed Charge Coverage Ratio' shall mean the ratio of Consolidated Adjusted EBITDAR to Consolidated Fixed
Charges.

     'Consolidated Funded Debt' shall mean Funded Debt of the
Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis.

     'Consolidated Intangible Assets' shall mean, for the Company and its Subsidiaries on a consolidated basis, the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months of acquisition) subsequent to January 9, 1997 in the book value of any asset owned by the Company or a Subsidiary and (ii) all unamortized debt discount and expense, unamortized deferred charges (other than prepaid expenses and net pension assets recognized on the Company's consolidated balance sheet), goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other items treated as intangibles under GAAP.

     'Consolidated Interest Expense' shall mean for any period for the Company and its Subsidiaries, all interest expense, including the amortization of debt discount and premium, the interest component under Capitalized Leases and the implied interest component under Securitization Transactions, in each case on a consolidated basis determined in accordance with GAAP applied on a consolidated basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive quarters ending as of the date of determination.

     'Consolidated Leverage Ratio' shall mean, as of any day, the ratio of Consolidated Funded Debt to Consolidated Capitalization.

     'Consolidated Net Income' shall mean for any period, the net income of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis, but excluding for purposes of determining the Consolidated Fixed Charge Coverage Ratio, any extraordinary gains or losses, and any non-recurring non-cash gains and losses, and any taxes on such excluded gains and losses and any tax deductions or credits on account of any such excluded gains and losses.

     'Consolidated Net Worth' shall mean total stockholders' equity for the Company and its Subsidiaries on a consolidated basis as determined in accordance with GAAP applied on a consistent basis.

     'Consolidated Tangible Net Worth' shall mean total stockholders' equity minus Consolidated Intangible Assets, in each case for the Company and its Subsidiaries on a consolidated basis as determined in accordance with GAAP applied on a consistent basis.

     'Credit Agreement' shall mean the $155,000,000 Credit Agreement dated as of January 9, 1997 among the Company and certain of its Subsidiaries, as Guarantors, and the lenders named therein and the Boatmen's National Bank of St. Louis, as Agent, and First Chicago Capital Markets, Inc., as Syndication Agent, as amended from time to time.

     'Credit Party' shall mean each of the Company and the Guarantors.

     'Domestic Credit Party' shall mean any Credit Party which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

     'Domestic Subsidiary' shall mean any Subsidiary which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

     'Equity Transaction' shall mean, with respect to the Company or any of its Subsidiaries, any issuance of shares of its capital stock or other equity interest; provided that any Equity
Transaction shall not include any such issuance to the Company or its Subsidiaries.

     'Foreign non-Shared Obligation' shall have the meaning specified in paragraph 6E(viii).

     'Foreign Subsidiary' shall mean a Subsidiary which is not a Domestic Subsidiary.

     'Funded Debt' shall mean, with respect to any Person, without duplication, (i) all Indebtedness of such Person for borrowed money, (ii) all purchase money Indebtedness of such Person, including without limitation the principal portion of all obligations of such Person under Capitalized Leases, (iii) all Guaranty Obligations of such Person with respect to Funded Debt of another Person, (iv) the maximum available amount of all standby letters of credit or acceptances issued or created for the account of such Person, (v) all Funded Debt of another Person secured by a Lien on any Property of such Person, whether or not such Funded
Debt has been assumed, provided that for purposes hereof the amount of such Funded Debt shall be limited to the greater of (A) the amount of such Funded Debt as to which there is recourse to such Person and (B) the fair market value of the property which is subject to the Lien, (vi) the outstanding Attributed Principal Amount under any Securitization Transaction, and (vii) the principal balance outstanding under any synthetic lease, tax retention operatng lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Funded Debt of any Person shall include the Funded Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Funded Debt.

     'Governmental Authority' shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

     'Guaranteed Obligations' shall mean, as to each Guarantor, without duplication, (i) all obligations of the Company to the holders of the Notes, whenever arising, under this Agreement or the Notes relating to the obligations hereunder including, without limitation, the principal of, Yield-Maintenance Amount, if any, and interest on, and any other amounts due under, the Notes, and
(ii) all liabilities and obligations, whenever arising, owing from the Company to any holder of a Note or any Affiliate of a holder of a Note, arising under any Hedging Agreement relating to the Notes.

     'Guarantor' shall mean the Company and each of those other Persons identified as a "Guarantor" on the signature pages hereto, and each Additional Credit Party which may hereafter execute a Joinder Agreement, together with their successors and permitted assigns.

     'Guaranty Obligations' shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

     'Hedging Agreements' shall mean any interest rate protection agreement or foreign currency exchange agreement between the Company and any holder of Notes or any affiliate of a holder.

     'Indebtedness' of any Person shall mean (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made,
(iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes hereof the amount of such Indebtedness shall be limited to the greater of (A) the amount of such Indebtedness as to which there is recourse to such Person and (B) the fair market value of the property which is subject to the Lien, (vii) all Guaranty Obligations of such Person, (viii) the principal portion of all obligations of such Person under Capitalized Leases, (ix) the net liabilities in respect of Rate Hedging Obligations having a term in excess of one year from the date of the creation thereof, to the extent that the aggregate amount of such net liabilities exceeds $5,000,000, (x) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (xi) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date,
(xii) the outstanding Attributed Principal Amount under any Securitization Financing and (xiii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness.

     'Investment' of a Person shall mean any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable, notes receivable and prepaid expenses arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, joint venture interests, notes, debentures or other securities of any other Person made by such Person.

     'Joinder Agreement' shall mean a Joinder Agreement substantially in the form of Exhibit C hereto, executed and delivered by a Guarantor after January 9, 1997 in accordance with the provisions of paragraph 5G.

     'Material Adverse Effect' shall mean a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operation, or prospects of the company and its Subsidiaries taken as a whole, (ii) the ability of the Credit Parties, as a group, to perform their obligations under this Agreement or the Notes, or (iii) the validity or enforceability of this Agreement of the Notes or the rights or remedies of the holders of the Notes.

     'Net Proceeds' shall mean gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received in connection with an Equity Transaction net of (i) reasonable transaction costs, including underwriting discounts and commissions, and (ii) estimated taxes payable in connection therewith.

     'Pro Forma Basis' shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the holders of the Notes have received the officer's certificate in accordance with the provisions of the penultimate paragraph of paragraph 5A. As used herein, "Transaction" shall mean (i) the incurrence of Funded Debt in accordance with the provisions of paragraph 6E(vi), and (ii) any corporate merger or consolidation as referred to in paragraph 6H and any Acquisition referred to in paragraph 6G.

     'Property' of a Person shall mean any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     'Receivables' shall mean any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the sale by the Company or any of its Subsidiaries of merchandise or services, and monies due thereunder, security in the merchandise and services financed thereby, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights.

     'Receivables Financier' shall mean, in connection with a Securitization Transaction, the Person which provides financing for such transaction whether by purchase, loan or otherwise in respect of Receivables.

     'Restricted Payment' shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock now or hereafter outstanding, except (A) a dividend payable solely in shares of that class to the holders of that class and (B) dividends and other distributions payable to a Credit Party, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock now or hereafter outstanding.

     'Securitization Transaction' shall mean any financing transaction or series of financing transactions that have been or may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any such Subsidiary may sell, convey or otherwise transfer to (i) a Subsidiary or affiliate, or
(ii) any other Person, or may grant a security interest in, any Receivables or interests therein secured by merchandise or services financed thereby (whether such Receivables are then existing or arising in the future) of the Company or any such Subsidiary, and any assets related thereto, including without limitation, all security interests in merchandise or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

     'Sharing Agreement' shall mean the Sharing Agreement in the
form attached hereto as    Exhibit  D.

     'Subsidiary' of a Person shall mean (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly of indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled, or (iii) any other entity the accounts of which would be consolidated with those of such person in such

Person's consolidated financial statements. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Company.

     'Substantial Portion' shall mean, with respect to the Property of the Company and its Subsidiaries, Property which (i) in any fiscal year represents more than 10% of the consolidated assets of the Company and its Subsidiaries as of the date of the most recent annual financial statements delivered in accordance with paragraph 5A(ii) is responsible for more than (a) 10%, of the consolidated net sales or (b) 10% of the consolidated net income of the Company and its Subsidiaries, in each case as reflected in the financial statements referred to in clause (i) above.

     Section 1.05. Paragraph 10C. Accounting Principles, Terms and Determinations. paragraph 10C is amended by amending the first sentence thereof in full to read as follows:

          "All references in this Agreement to "generally accepted accounting principles" or "GAAP" shall be deemed referred to generally accepted accounting principles in effect in the United
States at the time of application thereof."

     Section 1.06. Paragraph 12. Guaranty. The Agreement is hereby amended by adding a new paragraph 12 immediately following paragraph 11 which will read as follows:

     "12. GUARANTY

     12A. The Guaranty. Each of the Guarantors hereby jointly and severally, irrevocably and unconditionally, guarantees to each holder of the Notes, to each affiliate of a holder of the Notes that enters into a Hedging Agreement the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

     Notwithstanding any provision to the contrary contained herein or in any Notes or Hedging Agreement, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Law). This Guaranty is a guaranty of payment and not of collection.

     12B. Obligations Unconditional. The obligations of the Guarantors under paragraph 12B hereof are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement or the Notes, the Hedging Agreements, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this paragraph 12B that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Company or any other Guarantor of the Guaranteed Obligations for amounts paid under this Guaranty until such time as the holder of the Notes (and any affiliates of holders of the Notes entering into Hedging Agreements) have been paid in full, and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the holders of the Notes in connection with monies received under the this Agreement or the Notes or Hedging Agreements. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

          (i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

          (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, any Hedging Agreement or any other agreement or instrument referred to in the this Agreement or the Notes or Hedging Agreements shall be done or omitted;

          (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of this Agreement or the Notes, any Hedging Agreement or any other agreement or instrument referred to in this Agreement or the Notes or Hedging Agreements shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

          (iv) any Lien granted to, or in favor of, any holder of the Notes or any affiliate thereof, as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

          (v) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives acceptance of this guaranty, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any holder of Notes exhaust any right, power or remedy or proceed against any Person under any of this Agreement or the Notes, any Hedging Agreement or any other agreement or instrument referred to in this Agreement or the Notes or Hedging Agreements, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

     12C. Reinstatement. The obligations of the Guarantors under this paragraph 12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify each holder of the Notes on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by such holder in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

     12D. Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the holders of the Notes, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in paragraph 7A hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said paragraph 7A) for purposes of paragraph 12A hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of said paragraph 12A.

     12E. Rights of Contribution. The Guarantors hereby agree, as among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below), each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the succeeding provisions of this paragraph 12E), pay to such Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Guarantor to any Excess Funding Guarantor under this paragraph 12E shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this paragraph 12, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes hereof, (i) "Excess Funding Guarantor" shall mean, in respect of any obligations arising under the other provisions of this paragraph 12 (hereafter, the "Guarantied Obligations"), a Guarantor that has paid an amount in excess of its Pro Rata Share of the Guarantied Obligations; (ii) "Excess Payment" shall mean, in respect of any Guarantied Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guarantied Obligations; and (iii) "Pro Rata Share", for the purposes of this paragraph 12E, shall mean, for any Guarantor, the ratio (expressed as a percentage) of (a) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (b) the amount by which the aggregate present fair saleable value of all assets and other properties of the Company and all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Company and the Guarantors hereunder) of the Company and all of the Guarantors, all as of January 9, 1997 (if any Guarantor becomes a party hereto subsequent to January 9, 1997, then for the purposes of this paragraph 12E such subsequent Guarantor shall be deemed to have been a Guarantor as of January 9, 1997 and the information pertaining to, and only pertaining to, such Guarantor as of the date such Guarantor became a Guarantor shall be deemed true as of January 9, 1997).

     12F. Continuing Guarantee. The guarantee in this paragraph
12 is a continuing guarantee, and shall apply to all Guaranteed
Obligations whenever arising.

     12G.  Representations and Warranties of the Guarantors. Each
Guarantor represents and warrants as follows:

     (a) Incorporation, Good Standing and Location. Each Guarantor is (i) a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation, (ii) duly qualified and authorized to do business and in good standing in every other jurisdiction where the nature of its business requires such qualification and (iii) has all requisite corporate power and authority, and all governmental licenses and permits, to own and operate its properties and to carry on its business as presently conducted. Each Guarantor has the requisite corporate power to enter into and perform its obligations under the guaranty in this paragraph 12.

     (b) Approval and Enforceability of Guaranty. The execution, delivery and performance of this guaranty have been duly authorized by all necessary corporate action on the part of each Guarantor. This guaranty has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of each Guarantor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws affecting the rights and remedies of creditors generally.

     Section 1.07. Exhibits. The Joinder Agreement in the form of Exhibit C hereto shall be added to the Agreement as Exhibit C.
The Sharing Agreement in the form of Exhibit D hereto shall be added to the Agreement as Exhibit D.

     Section 2. Conditions to Effectiveness. This Amendment shall become effective, when and only when,

     (a) each of the holder of the Notes shall have received counterparts of this Amendment which shall have been executed by the Company, each Guarantor, and each of the holder of the Notes;

     (b) each of the holders of the Notes shall have received certified copies of the resolutions of the Board of Directors of each Guarantor approving the Agreement, as amended by this Amendment, and the matters contemplated hereby; and

     (c) the Company shall have paid to you by wire transfer immediately available funds an amendment fee of $300,000 to be wired to the following account:

     The Bank of New York
     New York, New York
     ABA # 021-000-018
     For the Account of The Prudential
       Insurance Company of America
     Account # 890-0304-391

     Section 3. Representations and Warranties. Each Credit Party hereby represents and warrants that the representations and warranties contained in paragraph 8 of the Agreement are true and correct on the date hereof as of made on such date, except that the references to "this Agreement" shall mean the Agreement as amended by this Amendment.

     Section 4.  Miscellaneous.

     4.01. Effect of Amendment. On and after the effective date of this Amendment, each reference in the Agreement to "this Agreement", "hereunder", "hereof", or words of like import referring to the Agreement, and each reference in the Notes to "the Agreement", "thereunder", "thereof", or words of like import referring to the Agreement, shall mean the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy under the Agreement nor constitute a waiver of any provision of the Agreement.

     4.02. Counterparts. This Amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment.

          If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning at least a counterpart of this Amendment to the Company at its address at 8300 Maryland Ave., St. Louis, Missouri 63105, Attention:
Treasurer.


                              Very truly yours,

                              BROWN GROUP, INC.

                              By   /s/ Andrew M. Rosen
                                Title: Vice President & Treasurer

                                   GUARANTORS

                              BROWN GROUP INTERNATIONAL, INC.
                              BROWN GROUP RETAIL, INC.
                              PAGODA TRADING COMPANY, INC.
                              SIDNEY RICH ASSOCIATES, INC.

                              By:  /s/ Andrew M. Rosen
                                Title: Vice President & Treasuer

Agreed as of the date
     first above written:

THE PRUDENTIAL INSURANCE COMPANY
  OF AMERICA


By:________________________________
     Vice President

PRUCO LIFE INSURANCE COMPANY


By:________________________________
      Vice President

                                                         EXHIBIT C

                     Form of Joinder Agreement

     THIS JOINDER AGREEMENT (the "Joinder Agreement"), dated as of _____________, 19__, is by and between
_______________________, a____________________ (the "Applicant
Guarantor"), and _____________________, the holders of the Notes issued pursuant to the Note Agreement dated as of October 24, 1995 (as amended and modified, the "Agreement") by and among BROWN GROUP, INC., the Guarantors and The Prudential Insurance Company of America and Pruco Life Insurance Company. All of the defined terms in the Agreement are incorporated herein by reference.

     The Applicant Guarantor has indicated its desire to become a Guarantor or is required by the terms of paragraph 5G of the Agreement to become a Guarantor under the Agreement.

     Accordingly, the Applicant Guarantor hereby agrees as follows with the holders of the Notes, for the benefit of such holders:

     1. The Applicant Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Applicant Guarantor will be deemed to be a party to the Agreement and a "Guarantor" for all purposes of the Agreement and the Notes, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Agreement. The Applicant Guarantor agrees to be bound by, all of the terms, provisions and conditions contained in the Agreement and the Sharing Agreement, including without limitation (i) all of the affirmative and negative covenants set forth in paragraphs 5 and 6 of the Agreement and (ii) all of the undertakings and waivers set forth in paragraph 12 of the Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Applicant Guarantor hereby (A) jointly and severally together with the other Guarantors, guarantees to each holder of Notes as provided in paragraph 12 of the Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. and (B) agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Applicant Guarantor will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

     2. The Applicant Guarantor acknowledges and confirms that it has received a copy of the Agreement and the Schedules and Exhibits thereto. The information on the Schedules to the Agreement are amended to provide the information shown on the attached Schedule A.

     3. The Applicant Guarantor hereby waives acceptance by the holders of the Notes of the guaranty by the Applicant Guarantor under paragraph 12 of the Agreement upon the execution of this Joinder Agreement by the Applicant Guarantor.


     4. This Joinder Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

     5. This Joinder Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the Applicant Guarantor has caused this
Joinder Agreement to be duly executed by its Responsible
Officers, and each holder has caused the same to be accepted by its officers, as of the day and year first above written.

                                   [APPLICANT GUARANTOR]

                                   By:
                                   Name:
                                   Title

                                   Address for Notices:

                                   Attn: ________________________
                                   Telephone:
                                   Telecopy:

                                   Acknowledged and accepted:

                                   THE PRUDENTIAL INSURANCE
                                   COMPANY OF AMERICA


                                   By:______________________________
                                        Vice President


                                   PRUCO LIFE INSURANCE COMPANY


                                   By:______________________________
                                         Vice President

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